(a)(1)(D)
FORM OF WITHDRAWAL
COGNEX CORPORATION
Withdrawal Form
To Cognex Corporation:
     I previously received a copy of Cognex Corporation’s offering materials filed with the Securities and Exchange Commission on Schedule TO on November 16, 2009, describing Cognex Corporation’s offer to purchase certain underwater stock options in exchange for a cash payment (the “Offer”). I completed the election form included in the offering materials, in which I elected to tender one or more of my Eligible Options (as defined in the offering materials). I now wish to withdraw that election in its entirety as provided below.
     I understand that by signing this withdrawal form and delivering it to Cognex Corporation in accordance with the terms set forth in the offering materials, none of my Eligible Options will be repurchased in the Offer. Instead, they will continue to be governed by the applicable plans under which the Eligible Options were granted and the relevant option agreement(s) between Cognex Corporation and me. I further understand that this withdrawal form will only be effective upon receipt by Cognex Corporation in the manner described in the offering materials and such receipt must occur prior to the expiration of the Offer.
I have completed and signed this withdrawal form exactly as my name appears on my original election form.
Signature of Option Holder:
Name (please print):
Date:
NOTE: If you intend to participate in the Offer but wish to change your election (whether to add or subtract Eligible Options), you should not fill out and submit this withdrawal form. Instead, you must complete and submit a new election form.
     Delivery of your signed and completed election form must be made by one of the following three methods:
•	Scan and email to Treasury@cognex.com

•	Fax to (508) 650-3324

•	Mail to Cognex Corporation, One Vision Drive, Natick, MA 01760, Attention: Sheila DiPalma.
     All questions about the program or requests for assistance should be made by email to Treasury@cognex.com. If you need immediate assistance, you can contact Sheila DiPalma by email at Sheila.DiPalma@cognex.com or by telephone at (508) 650-3356.
DELIVERY OF THIS WITHDRAWAL FORM OTHER THAN BY FAX, EMAIL OR MAIL AT THE
ADDRESSES/NUMBERS INDICATED ABOVE WILL NOT CONSTITUTE VALID DELIVERY.
COGNEX CORPORATION MUST RECEIVE YOUR WITHDRAWAL FORM NO LATER THAN
5:00 P.M., EASTERN TIME, ON DECEMBER 15, 2009 (UNLESS OTHERWISE EXTENDED).